Exhibit 2.3

SECOND AMENDMENT TO MERGER AGREEMENT

This Second Amendment to Merger Agreement (this “Amendment”), dated as of December 31, 2024, amends the Merger Agreement, dated as of June 8, 2024, by and among Mutual Capital Holdings, Inc., Mutual Capital Merger Sub Inc. and ICC Holdings, Inc. (the “Company”), which was amended by that certain Amendment to Merger Agreement, dated as of October 11, 2024 (as so amended, the “Original Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and in the Original Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Section 8.1(b)(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(i) the Merger has not been consummated on or before January 31, 2025 (as it may be extended as provided below, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;”

2.         Except to the extent set forth above, all of the terms and provisions of the Original Agreement shall remain in full force and effect.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

ICC HOLDINGS, INC.

By:         /s/ Arron K. Sutherland

Name: Arron K. Sutherland
Title: President and Chief Executive Officer

MUTUAL CAPITAL HOLDINGS, INC.

By:          /s/ Reiner R. Mauer

Name: Reiner R. Mauer
Title: President and Chief Executive Officer

MUTUAL CAPITAL MERGER SUB, INC.

By:          /s/ Reiner R. Mauer

Name: Reiner R. Mauer
Title: President and Chief Executive Officer